Exhibit 5.1

Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel +1 312 782 0600 Main Fax +1 312 701 7711
December 22, 2010	www.mayerbrown.com
Tenneco Inc.
Tenneco Automotive Operating Company Inc.
Clevite Industries Inc.
The Pullman Company
Tenneco Global Holdings Inc.
Tenneco International Holding Corp.
TMC Texas Inc.
500 North Field Drive
Lake Forest, Illinois 60045
Dear Ladies and Gentlemen:
     We are issuing this opinion letter in our capacity as special legal counsel to Tenneco Inc., a Delaware corporation (the “Company”), Tenneco Automotive Operating Company Inc., a Delaware corporation, Clevite Industries Inc., a Delaware corporation, The Pullman Company, a Delaware corporation, Tenneco Global Holdings Inc., a Delaware corporation, Tenneco International Holding Corp., a Delaware corporation, and TMC Texas Inc., a Delaware corporation (collectively, the “Subsidiary Guarantors,” and together with the Company, the “Registrants”) in connection with the Registrants’ offer (the “Exchange Offer”) of up to $225,000,000 in aggregate principal amount of the Company’s 7 3/4% Senior Notes due 2018, Series B (the “Exchange Notes”) pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”). The obligations of the Company under the Exchange Notes will be guaranteed by the Subsidiary Guarantors (the “Guarantees”). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (the “Indenture”), dated as of August 3, 2010, between the Registrants and U.S. Bank National Association, as Trustee (the “Trustee”), in exchange for and in replacement of the Company’s outstanding 7 3/4% Senior Notes due 2018, Series A (the “Old Notes”) and the guarantees of the Subsidiary Guarantors of the Old Notes. We have been informed that $225,000,000 in aggregate principal amount of Old Notes are outstanding as of the date hereof.
     In connection with the Exchange Offer, we have examined originals or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the certificate of incorporation, as amended, and the by-laws, as amended, of each of the Registrants, (ii) minutes and records of the corporate proceedings of the Registrants with respect to the
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Mayer Brown llp
Tenneco Inc.
December 22, 2010

issuance of the Exchange Notes and the Guarantees, (iii) the Registration Statement and (iv) the Registration Rights Agreement, dated as of August 3, 2010, by and among the Registrants and Deutsche Bank Securities Inc. on behalf of itself and the other Initial Purchasers named therein.
     For purposes of our opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Registrants and the due authorization, execution and delivery of all documents by the parties thereto other than the Registrants. For purposes of this opinion, we have assumed that the Indenture will be valid and binding on the Trustee and enforceable against the Trustee in accordance with its terms. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Registrants and others.
     Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies and (iv) any laws except the laws of the State of Illinois, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.
     Based upon and subject to the assumptions, qualifications, exclusions and other limitations contained in this letter, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended and (iii) the Exchange Notes and the Guarantees have been duly executed, and authenticated in accordance with the provisions of the Indenture and duly delivered to the holders tendering into the Exchange Offer in exchange for the Old Notes in accordance with the terms of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes and the Guarantees will be validly issued and binding obligations of the Registrants.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the United States be changed by legislative action, judicial decision or otherwise.

Mayer Brown llp
Tenneco Inc.
December 22, 2010

     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
Very truly yours,

/s/ MAYER BROWN LLP

Mayer Brown LLP